UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 12b-25

Commission File Number:  000-21669

NOTIFICATION OF LATE FILING

(Check One):

  Form 10-K

  Form 20-F

  Form 11-K

  Form 10-Q

  Form N-SAR

  Form N-CSR

For Period Ended:  June 30, 2003

  Transition Report on Form 10-K

  Transition Report on Form 10-Q

  Transition Report on Form 20-F

  Transition Report on Form N-SAR

  Transition Report on Form 11-K

For the Transition Period Ended:

Read attached instruction sheet before preparing form.  Please print or type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

PART I

REGISTRANT INFORMATION

Full name of Registrant:  Digital Lightwave, Inc.

Former name if applicable:

Address of principal executive office (Street and number):  15550 Lightwave Drive

City, state and zip code:  Clearwater, Florida  33760

PART II

RULE 12b-25 (b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

(a)

The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

(b)

The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

(c)

The accountant’s statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III

NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report or portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

Digital Lightwave, Inc. (the "Company") is unable to file its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003, in the prescribed time period.  The Company has insufficient short-term resources for the payment of its current liabilities.  Various creditors have contacted the Company in order to demand payment for outstanding liabilities owed to them.  The Company is in discussions with such creditors and is seeking to restructure its outstanding liabilities.  In order to alleviate its working capital shortfall, the Company is attempting to raise additional debt financing from its existing lenders. There can be no assurance that the Company will obtain additional financing.  As a result of management's ongoing efforts to restructure the Company's outstanding liabilities and to obtain additional debt financing from existing lenders, management is unable to timely complete the Form 10-Q without unreasonable effort or expense.  Accordingly, the Company will file the Form 10-Q within the time prescribed by Rule 12b-25 of the Securities Exchange Act of 1934, as amended.

PART IV

OTHER INFORMATION

(1)

Name and telephone number of person to contact in regard to this notification.

James Green

(727)

442-6677

(Name)

(Area Code)

(Telephone Number)

(2)

Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

  Yes      No

(1)

Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

  Yes      No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

DIGITAL LIGHTWAVE, INC.

(Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:

August  14, 2003

By:

/s/ James Green

James Green

Chief Executive Officer

and President

Instruction.  The form may be signed by an executive officer of the registrant or by any other duly authorized representative.  The name and title of the person signing the form shall be typed or printed beneath the signature.  If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative’s authority to sign on behalf of the registrant shall be filed with the form.

ATTENTION

Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).